Tech/Ops Sevcon Inc.
155 Northboro Road Southborough, MA 01772 Telephone (508) 281 5510

News Release

For release: Immediately
For further information contact: Paul N. Farquhar

TECH/OPS SEVCON REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Fourth quarter fiscal 2010 compared to fourth quarter fiscal 2009

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Revenues in the fourth fiscal quarter were $7,031,000 compared to $4,569,000 in the same fiscal period last year an increase of $2,462,000, or 54%. Foreign currency fluctuations reduced sales by $181,000, or 4%, mainly due to a stronger US Dollar against both the British Pound and the Euro in the fourth quarter of fiscal 2010 compared to the same period last year. Shipment volumes were $2,643,000, or 58%, higher than in the same fiscal period last year despite continuing shortages of some key electrical components which remain in global short supply. The main reason for the increase in volumes shipped was greater demand from new customers and shipments into new applications. The Company’s traditional industrial markets also improved slightly overall.

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The Company has seen some stabilization in its markets which has led to a modest recovery in order intake in the past few months. In addition, new product introduction has led to customer gains in on-road vehicle applications in the last quarter.

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Operating expense of $2,088,000 was $8,000 lower than last year. Foreign currency fluctuations reduced reported operating expense by $74,000. There was a one-time gain of $507,000 arising from the decision to freeze the Company’s defined benefit pension plan for U.S. employees, effective September 30, 2010.

•	The Company recorded operating income for the fourth fiscal quarter of $167,000 compared to an operating loss of $896,000 in the same quarter last year.

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The Company recorded a benefit from income taxes in the fourth quarter of $479,000 arising from research and development tax credits in the Company’s U.K. operations and the partial reversal of a deferred tax valuation allowance in the U.S. This compares to a benefit from income taxes in the same quarter of fiscal 2009 of $202,000 arising from U.K research and development tax credits and the recognition of a deferred tax valuation allowance in the Company’s U.S. business.

•	Net income for the fourth fiscal quarter was $561,000 compared to a net loss of $741,000 in the same quarter last year.

•	Fully diluted net income per share was $0.17 in the fourth quarter of fiscal 2010 compared to a net loss per share of $.23 in the same quarter of fiscal 2009.

Fiscal 2010 compared to fiscal 2009

•	Revenue of $26.0 million was $5.7 million higher than last year; volumes shipped were 27% higher and currency fluctuations increased reported revenue further by 1%.

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The Company recorded operating income of $329,000 for the year after a one-time gain of $507,000 arising from the decision to freeze the Company’s defined benefit pension plan for U.S. employees, effective September 30, 2010. This compares to an operating loss of $1,866,000 in fiscal 2009 after reflecting a restructuring charge of $356,000 in that year related to the reduction of 23 employees in response to the substantial fall in demand for the Company’s products.

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The Company recorded a benefit from income taxes of $360,000 for the year arising from research and development tax credits in the Company’s U.K. operations and the partial reversal of a deferred tax valuation allowance in the U.S. This compares to a benefit from income taxes of $592,000 in fiscal 2009 arising from U.K. research and development tax credits and the recognition of a deferred tax asset on trading losses in the year.

•	Net income for fiscal 2010 was $866,000 compared to a net loss of $1,475,000 last year.

•	Fully diluted net income per share for the year was $0.26 compared to a fully diluted net loss per share of $0.46 in fiscal 2009.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles’ batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

Financial Highlights 2010
(in thousands except per share data)

	Three months ended		Twelve months ended
	(unaudited)

	Sept 30	Sept 30	Sept 30	Sept 30
	2010	2009	2010	2009

Net sales	$7,031	$4,569	$26,053	$20,339
Operating income (loss)	167	(896)	329	(1,866)
Income (loss) before income taxes	82	(943)	506	(2,067)
Income taxes benefit	479	202	360	592
Net income (loss)	$561	$(741)	$866	$(1,475)
Basic income (loss) per share	$.17	$(.23)	$.26	$(.46)
Diluted income (loss) per share	$.17	$(.23)	$.26	$(.46)
Average shares outstanding	3,280	3,247	3,273	3,241

Summarized Balance Sheet Data

	(in thousands of dollars)
	September 30, 2010	September 30, 2009
Cash and cash equivalents	$803	$632
Receivables	5,277	3,383
Inventories	5,048	4,723
Prepaid expenses and other current assets	1,444	1,398
Total current assets	12,572	10,136
Long-term assets	7,312	6,674
Total assets	$19,884	$16,810

Current liabilities	$5,432	$3,341
Liability for pension benefits	8,203	7,166
Other long-term liabilities	153	48
Stockholders’ equity	$6,096	$6,255
Total liabilities and stockholders’ investment	$19,884	$16,810